Exhibit 10.12

March 1, 2015

Ms. Luisa Ingargiola

150 Rainville Rd
Tarpon Springs, FL 34689

Re: Offer to Join the Board of Directors of CES Synergies, Inc.

Dear Luisa:

I am pleased to extend you an offer to join the Board of Directors (the “Board”) of CES Synergies, Inc. (“CES Synergies”). Your appointment to the Board is subject to the approval of CES Synergies’ Board of Directors and the following outlines certain of your responsibilities as a member of the Board, which responsibilities will commence at the Board meeting held in April 1, 2015, or as soon thereafter as Board of Director approval is obtained:

●	Generally: You shall have all responsibilities of a Director of the Company imposed by Nevada or applicable law, the Certificate of Incorporation, as may be amended from time to time, and Bylaws, as may be amended from time to time, of CES Synergies. These responsibilities shall include, but shall not be limited to, the following:

●	Attendance: Use best efforts to attend scheduled meetings of the Board;

●	Act as a Fiduciary: Represent the stockholders and the interests of CES Synergies as a fiduciary;

●	Participation: Participate as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance; and

As a member of the Board, you agree to execute an acknowledgement in the form attached hereto. In addition, upon your joining the Board, CES Synergies will enter into a customary indemnification agreement with you.

In consideration for your joining the Board, the Company will grant to you a Restricted Stock Unit (“RSU”) in the amount of 10,000 shares of Common Stock of CES Synergies, Inc., quarterly. The Company will also grant an additional cash compensation of $10,000 per quarter, paid in arrears.

I trust that this offer is satisfactory to you and look forward to you joining the Company as a member of the Board. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me by April 1, 2015. By signing below you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

Luisa, I look forward to having you on board with CES Synergies and trust your relationship with CES Synergies will be challenging and exciting.

Yours very truly,

Chief Executive Officer

CES Synergies, Inc.

I, Luisa Ingargiola, accept the offer as stated above.

Signature:	/s/ Luisa Ingargiola

Date: April 9, 2015